Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: May 1, 2024

LSI INDUSTRIES INC. REPORTS INDUCEMENT GRANTS UNDER NASDAQ LISTING RULES

Cincinnati, OH; May 1, 2024 – LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today announced the grant of inducement awards as follows: 30,000 performance stock unit awards; 10,000 restricted stock unit awards; and 190,000 stock options. The awards were made to five new employees formerly of EMI Industries, LLC, a company LSI announced it acquired on April 18, 2024, and are subject to the terms and conditions of LSI’s 2019 Omnibus Award Plan. The awards were granted as an inducement material to the new employees becoming employees of LSI in accordance with NASDAQ Listing Rule 5635(c)(4) and have been approved by the Company’s Compensation Committee.

The RSUs cliff vest on the second anniversary of the grant date subject to the recipient’s continued employment. The PSUs vest in two years subject to satisfaction of EBITDA and revenue performance goals and subject to the recipient’s continued employment. The options are exercisable at a price of $14.60 per share. 90,000 of the options granted cliff vest on the third anniversary of the grant date, subject to the recipient’s continued employment. 100,000 of the options vest in two years subject to satisfaction of EBITDA and revenue performance goals and subject to the recipient’s continued employment.

About LSI Industries Inc.

Headquartered in Cincinnati, LSI Industries (NASDAQ: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The Company’s American-made products, which include lighting, print graphics, digital graphics, millwork, metal and refrigerated products, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of approximately 1,900 employees and 16 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

Additional note: Today’s news release, along with past releases from LSI Industries Inc., is available on the Company’s internet site at www.lsi-industries.com.

Investor contact: Noel Ryan, IRC; 770.778.2415; LYTS@vallumadvisors.com